Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-258147) pertaining to the Paycor HCM, Inc. 2021 Omnibus Incentive Plan and the Paycor HCM, Inc. 2021 Employee Stock Purchase Plan, of our report dated September 2, 2021, with respect to the consolidated financial statements of Paycor HCM, Inc. and Subsidiaries included in this Annual Report (Form 10-K) for the year ended June 30, 2021.

/s/ Ernst & Young LLP

Cincinnati, Ohio

September 2, 2021